Exhibit 10.13

Avricore Health Inc. (TSX.V: AVCR) (OTCQB: AVCRF) Wheelhouse at Center of Nascent Industry

October 13, 2021 08:30 ET | Source: Avricore Health Inc.

NEW YORK, Oct. 13, 2021 (GLOBE NEWSWIRE) — via InvestorWire — Avricore Health Inc. (TSX.V: AVCR) (OTCQB: AVCRF) today announces its placement in an editorial published by NetworkNewsWire (“NNW”), one of 50+ trusted brands in the InvestorBrandNetwork (“IBN”), a multifaceted financial news and publishing company for private and public entities.

To view the full publication, “Real-World Data, Point-of-Care Testing Reshaping Healthcare, Detecting Diseases Sooner,” please visit: https:/nnw.fm/MLmSr

Today it seems almost unimaginable to wait days or weeks for results from a blood test, but that was the case only a few decades ago. Automated equipment, portable devices and medical innovation have underscored a healthcare evolution that allows for faster diagnoses and subsequent treatment to improve patient outcomes. Innovation remains at the heart of healthcare, keeping up with the times as doctors, patients and insurance companies now expect near-instant results that detect disease at earlier and earlier stages, sometimes even before symptoms present.

Early detection and screening have been proven to save lives and billions of dollars, lending to the rise of point-of-care testing (POCT), a nascent industry seeing exciting potential. POCT is the wheelhouse for Avricore Health Inc. (TSX.V: AVCR) (OTCQB: AVCRF), whose turnkey POCT-solution-branded HealthTab(TM) delivers real-time results, with the new technology currently being evaluated at leading pharmacies in Canada with North American expansion planned for the future.

About Avricore Health Inc.

Avricore Health is a pharmacy service innovator focused on acquiring and developing early stage technologies aimed at moving pharmacy forward. Through its flagship offering HealthTab(TM), a wholly owned subsidiary, the company’s mission is to make actionable health information more accessible to everyone by creating the world’s largest network of rapid-testing devices in community pharmacies.

For more information about the company, visit www.AvricoreHealth.com.

NOTE TO INVESTORS: The latest news and updates relating to AVCRF are available in the company’s newsroom at http://nnw.fm/AVCRF

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